Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Post-Effective Amendment No. 1 to the Registration Statements on Form S-8 (Registration Nos. 333-213120, 333-216532, 333-223500, 333-230213, 333-237066, 333-254090, 333-263097, 333-270573, 333-277409, 333-285137 and 333-293749) pertaining to the Protagonist Therapeutics, Inc. 2016 Equity Incentive Plan and the Protagonist Therapeutics, Inc. 2026 Equity Incentive Plan of our reports dated February 25, 2026, with respect to the consolidated financial statements of Protagonist Therapeutics, Inc. and the effectiveness of internal control over financial reporting of Protagonist Therapeutics, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2025, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Mateo, California

August 5, 2026